Exhibit 10.32

CARNIVAL CRUISE LINES

MANAGEMENT INCENTIVE PLAN

1.	OBJECTIVE

This Carnival Cruise Lines Management Incentive Plan (the “Plan”) is designed to focus the attention of the employees of Carnival Cruise Lines (“CCL”) on achieving outstanding performance results as reflected in the operating income of the Carnival Cruise Lines division of Carnival Corporation (“CCL”) and the operating income of Carnival Corporation & plc (the “Corporation”), as well as other relevant measures. It is intended that the bonuses paid to participants under this Plan will be generally based 75% on achieving CCL Operating Income Target (defined below) and 25% on achieving the Corporation Operating Income Target (defined below).

2.	PLAN ADMINISTRATION

The administrators of the Plan shall be the Compensation Committees of the Boards of Directors of the Corporation (the “Compensation Committees”). The Compensation Committees shall have sole discretion in resolving any questions regarding the administration or terms of the Plan not addressed in this document, as well as in resolving any ambiguities that may exist in this document.

The Compensation Committees delegate authority to approve the Target Bonus (defined below) and bonuses payable to participants who are not deemed to be “Executive Officers” (as defined by Rule 16a-1 of the Securities Exchange Act) of the Corporation, as follows:

A.	to a committee comprised of the Chief Executive Officer and the Chief Operating Officer of the Corporation (the “Senior Management Committee”) for:

i.	the ten (10) highest paid Plan participants (based on salary plus Target Bonus for the current Plan Year) not deemed to be Executive Officers (the “Top Ten Participants”); and

ii.	the aggregate amount for all Plan participants other than the Executive Officers; and

B.	to the CCL Chief Executive Officer (the “CCL CEO”) for all other Plan participants.

The term “Administrators” as used hereafter shall refer to the Compensation Committees with respect to bonus determinations for the Executive Officers participating in the Plan; to the Senior Management Committee with respect to bonus determinations for the Top Ten Participants; and to the CCL CEO with respect to bonus determinations for all other participants (subject to the approval by the Senior Management Committee of the aggregate amount of cash bonus payable to all participants other than the Executive Officers).

3.	PLAN YEAR

The “Plan Year” shall be the 12-month period ending November 30 of each year.

4.	PARTICIPATION

Prior to the commencement of each Plan Year, the CCL CEO shall determine which employees of CCL shall participate in the Plan. In general, the CCL CEO and all employees of CCL at the level of Vice President or above shall be eligible to participate in the Plan. In his/her discretion, the CCL CEO may select other employees to participate in the Plan or establish separate criteria to determine the bonus of specified employees.

Persons who commence employment or are promoted to the status of Vice President or above following the beginning of the Plan Year may, with the approval of the applicable Administrators, be allowed to participate in the Plan.

In order to receive a cash bonus under the Plan, a participant must be employed by Carnival Corporation & plc or one of its subsidiaries on the day the bonus is paid; provided, however, that if a participant is on a leave of absence that does not meet the requirements of The Family and Medical Leave Act of 1993 on the day the bonus is paid to the other participants, such bonus shall not be payable until the participant returns to active duty. The only exceptions to this requirement are for participants whose employment is terminated prior to the day the bonus is paid as the result of death, disability or Retirement (“Early Termination Employees”) or for other circumstances approved by the Administrators on a case-by-case basis. If employment is terminated by reason of death, disability or Retirement, a participant or his/her estate will receive a pro-rata bonus based on the portion of the Plan Year the participant was employed. For purposes of this section, “Retirement” means a termination of employment by a participant (A) on or after the earlier of (i) age 65 with at least five years of employment with Carnival Corporation, Carnival plc or any successor thereto and/or their subsidiaries or (ii) age 60 with at least 15 years of employment with Carnival Corporation, Carnival plc or any successor thereto and/or their subsidiaries or (B) who, as of December 31, 2012, had both reached the age 55 and had at least 15 years of employment with Carnival Corporation, Carnival plc or any successor thereto and/or their subsidiaries.

5.	BONUS

A.	For purposes of this Plan, the terms below shall be defined as follows:

i.	The “CCL Operating Income” shall mean the net income of CCL before interest income and expense and other nonoperating income and expense and income taxes, as reported by CCL for the Plan Year.

ii.	The “CCL Operating Income Target” for the Plan Year will be equal to the actual CCL Operating Income for the prior Plan Year adjusted for any change in capacity as follows:

CCL Operating Income Target = Prior Plan Year’s actual CCL Operating Income per berth day multiplied by the current Plan Year’s budgeted available lower berth days (“ALBDs”).

iii.	The “Corporation Operating Income” shall mean the operating income of the Corporation as reported by the Corporation in its full year earnings report issued following each Plan Year, including realized gains and losses recognized on the Corporation’s fuel derivatives. Operating Income does not include interest income and expense, other non-operating income and expense, unrealized gains or losses on the Corporation’s fuel derivatives and income taxes.

iv.	The “Corporation Operating Income Target” for the Plan Year will be equal to the projected Operating Income for the Plan Year that corresponds to the midpoint of the diluted earnings per share guidance publicly announced during the first month of the Plan Year by the Corporation.

The Compensation Committees may, in their discretion, increase or decrease the CCL Operating Income Target and/or the Corporation Operating Income Target or establish an alternative target for any reason they deem appropriate. In addition, in the discretion of the Compensation Committees, certain items, including, but not limited to, gains or losses on ship sales can be excluded from the CCL and/or Corporation Operating Income Targets and the actual CCL and/or Corporation Operating Income for any Plan Year.

B.	Within 75 days following the commencement of each Plan Year, the Administrators shall, in their discretion, determine a Target Bonus (in the currency of his/her base salary) for each participant for the current Plan Year based on recommendations from CCL, which may, in the Administrators’ discretion, be increased or decreased for any reason(s) deemed appropriate by them. The “Target Bonus” is the anticipated level of bonus for a participant if 100% of both the CCL Operating Income Target and Corporation Operating Income Target are achieved, prior to the Administrators exercising discretion to increase or decrease the bonus payable to a participant as provided in 5.C.ii.

C.	Within 75 days following the end of each Plan Year, the Administrators shall determine each participant’s bonus for the prior Plan Year as follows:

i.	The actual CCL Operating Income, adjusted to reflect the impact of constant (prior year) fuel prices on fuel expense, and the actual Corporation Operating Income for the Plan Year will be confirmed, and the Administrators shall determine the preliminary bonus amount for each participant by reference to the schedule appended to this Plan (the “Bonus Schedule”), which calibrates the weighted CCL Operating Income Target (75%) and the Corporation Operating Income Target (25%) for the Plan Year with the Target Bonus for each participant. The performance range in the Bonus Schedule is from 75% to 120% of the Operating Income Targets with results at 75% or less producing a preliminary bonus amount equal to 50% of the Target Bonus and at 120% or more producing a preliminary bonus amount equal to 150% of the Target Bonus. Results from 75% to 120% of the Operating Income Targets will be calculated using interpolation.

ii.	The Administrators may then consider other factors deemed, in their discretion, relevant to the performance of CCL and Carnival Corporation & plc, including, but not limited to, the impacts of changes in accounting principles, unusual gains and/or losses and other events outside the control of management. The Administrators may also consider other factors they deem, in their discretion, relevant to the performance of CCL or each individual participant, including, but not limited to, operating performance metrics (such as return on investment, revenue yield, costs per ALBD), successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors, the Administrators may, in their discretion, increase or decrease the preliminary bonus amount calculated pursuant to Section 5.C.i. by any amount deemed appropriate to determine the final bonus amount. The final bonus amount shall not exceed 200% of the Target Bonus of the participant.

In addition, the Administrators may adjust a participant’s bonus amount for any unpaid leave of absence regardless of the nature of the leave.

6.	PAYMENT OF BONUS

Except as otherwise provided in the section entitled “Participation,” bonuses shall be paid as soon as administratively practicable following determination of the bonuses by the Administrators. At the discretion of the Administrators, special arrangements may be made for earlier payment to Early Termination Employees.

Notwithstanding any other provision of this Plan, the issuance of bonuses is at the sole discretion of the Administrators. The Administrators at their sole discretion, may increase, decrease or withhold bonuses.

7.	DURATION OF PLAN

The Plan will be effective until terminated by the Compensation Committees.

8.	AMENDMENT OF PLAN

The Compensation Committees may amend the Plan from time to time in such respects as the Compensation Committees may deem advisable.

Approved by the Compensation Committees: July 12, 2008 and amended October 07, 2012

CC-01608 - Carnival Cruise Lines Management Incentive Plan

BONUS SCHEDULE

Percent of Target Operating Income Achieved	Bonus Funding	CCL Weighted Bonus Funding (75%)	Corporation Weighted Bonus Funding (25%)
Under 75%	50.0%	37.50%	12.50%
75%	50.0%	37.50%	12.50%
76%	52.0%	39.00%	13.00%
77%	54.0%	40.50%	13.50%
78%	56.0%	42.00%	14.00%
79%	58.0%	43.50%	14.50%
80%	60.0%	45.00%	15.00%
81%	62.0%	46.50%	15.50%
82%	64.0%	48.00%	16.00%
83%	66.0%	49.50%	16.50%
84%	68.0%	51.00%	17.00%
85%	70.0%	52.50%	17.50%
86%	72.0%	54.00%	18.00%
87%	74.0%	55.50%	18.50%
88%	76.0%	57.00%	19.00%
89%	78.0%	58.50%	19.50%
90%	80.0%	60.00%	20.00%
91%	82.0%	61.50%	20.50%
92%	84.0%	63.00%	21.00%
93%	86.0%	64.50%	21.50%
94%	88.0%	66.00%	22.00%
95%	90.0%	67.50%	22.50%
96%	92.0%	69.00%	23.00%
97%	94.0%	70.50%	23.50%
98%	96.0%	72.00%	24.00%
99%	98.0%	73.50%	24.50%
100%	100.0%	75.00%	25.00%
101%	102.5%	76.88%	25.63%
102%	105.0%	78.75%	26.25%
103%	107.5%	80.63%	26.88%
104%	110.0%	82.50%	27.50%
105%	112.5%	84.38%	28.13%
106%	115.0%	86.25%	28.75%
107%	117.5%	88.13%	29.38%
108%	120.0%	90.00%	30.00%
109%	122.5%	91.88%	30.63%
110%	125.0%	93.75%	31.25%
111%	127.5%	95.63%	31.88%
112%	130.0%	97.50%	32.50%
113%	132.5%	99.38%	33.13%
114%	135.0%	101.25%	33.75%
115%	137.5%	103.13%	34.38%
116%	140.0%	105.00%	35.00%
117%	142.5%	106.88%	35.63%
118%	145.0%	108.75%	36.25%
119%	147.5%	110.63%	36.88%
120%	150.0%	112.50%	37.50%
Over 120%	150.0%	112.50%	37.50%

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